EX-FILING FEES
Exhibit 107

Calculation of Filing Fee Table

Form S-1
(Form Type)

Silexion Therapeutics Corp
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid
Primary Offering
	Equity	Ordinary Shares, par value $0.0001 per share	457(g)	5,940,000(2)	$11.50(3)	$68,310,000	.0001531	$10,458.26
Secondary Offering
	Equity	Ordinary Shares, par value $0.0001 per share	457(c)	15,352,181(4)	$0.4887(5)	$7,502,610.85	.0001531	$1,148.65
	Warrants	Warrants to purchase ordinary shares	457(g)	190,000(6)	(7)
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts				—	$75,811,843.25		$11,606.91
	Total Fees Previously Paid				—	—		—
	Total Fee Offsets				—	—		—
	Net Fee Due							$11,606.91

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant, Silexion Therapeutics Corp (“New Silexion”), is also registering an indeterminate number of additional securities that may become issuable as a result of any share dividend, share split, recapitalization or other similar transaction.

(2)
Represents up to (a) 5,750,000 New Silexion ordinary shares, par value $0.0001 per share (“New Silexion ordinary shares”) issuable upon exercise of the New Silexion public warrants, and (b) 190,000 New Silexion ordinary shares issuable upon exercise of the New Silexion private warrants. Each whole warrant entitles the warrant holder to purchase one New Silexion ordinary share at a price of $11.50 per share.

(3)	Calculated pursuant to Rule 457(g) under the Securities Act. Represents the $11.50 exercise price of the New Silexion public warrants.
(4)
Represents the 15,352,181 New Silexion ordinary shares, in the aggregate, being registered for resale, consisting of (i) 5,796,181 outstanding New Silexion ordinary shares held by various selling securityholders, (ii) up to 6,866,000 New Silexion ordinary shares issuable upon conversion of amounts outstanding under the A&R Sponsor Promissory Note (as defined in this registration statement on Form S-1), (iii) up to 2,500,000 New Silexion ordinary shares issuable upon conversion of amounts outstanding under the EarlyBird Convertible Note (as defined in this registration statement on Form S-1), and (iv) 190,000 New Silexion ordinary shares issuable upon exercise of New Silexion private warrants.

(5)
Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per security of the New Silexion ordinary shares is based on the average of the high ($0.5227) and low ($0.4546) prices of the New Silexion ordinary shares reported on the Nasdaq Global Market on October 4, 2024.

(6)	Consists of the 190,000 New Silexion private warrants, in the aggregate, being registered for resale by selling securityholders.
(7)
In accordance with Rule 457(g) under the Securities Act, the entire registration fee for the resale of the 190,000 New Silexion private warrants is allocated to the 190,000 New Silexion ordinary shares underlying the New Silexion private warrants. The issuance of those underlying shares is being registered under this registration statement on Form S-1 (as described in footnote (2) above), and, therefore, no separate fee is payable for the resale of the New Silexion warrants.